UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2004

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-13783	76-0542208
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS Employer Identification no.)

1800 West Loop South Suite 500 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713)860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2004, Integrated Electrical Services, Inc. (the “Company”) and Ms. Margery M. Harris, Senior Vice President, Human Resources, entered into a Mutual Agreement and Release pursuant to which Ms. Harris and the Company agreed to terminate their employment relationship effective January 15, 2005. In accordance with the terms of the agreement, the Company will pay to Ms. Harris a severance payment of $61,250.00. The severance payment will be paid in the form of base salary continuation in accordance with the Company’s regular payroll schedule beginning after January 15, 2005. In addition, the Company will pay the cost of continuing medical and dental health care coverage for Ms. Harris and eligible dependents under COBRA for a period of six months.

Item 1.02 Termination of a Definitive Agreement.

Effective January 15, 2004, the Amended and Restated Employment Agreement between the Company and Ms. Harris, dated October 2, 2003, will terminate and will be superseded by the Mutual Agreement and Release described in Item 1.01 of this Current Report on Form 8-K. The Employment Agreement provides for a base salary of $230,000 as increased from time to time at the discretion of the Board of Directors of the Company, and certain incentive compensation and benefits during the term. The Employment Agreement also provides for an initial term of three years, and, unless terminated sooner, continues on a year-to-year basis thereafter. The form of Amended and Restated Employment Agreement was filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President, Law and
Corporate Secretary

Date: January 6, 2005